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                                                                     EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   NBH, INC.


     NBH, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been approved by the corporation's stockholders, in accordance with the notice requirements of Section 222 of the General Corporation Law of the State of Delaware.

     II. Article First of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

     "The name of the corporation is Berkshire Hathaway Inc."

     In Witness Whereof, the Corporation has caused this Certificate to be executed by Marc D. Hamburg, its authorized officer, on this 22nd day of December, 1998.


                                    /s/  Marc D. Hamburg
                                    Marc D. Hamburg
                                    Vice President and Chief Financial Officer